ASSIX STANDARD AGENCY AGREEMENT

     THIS ASSIX STANDARD AGENCY AGREEMENT (the "Agreement") is made and entered into as of this 20th day of January, 1993 (the "Effective
Date"), by and between ASSIX
INTERNATIONAL, INC., a Delaware corporation ("Assix"), and MICHEL
TIRE COMPANY,
an Ohio corporation ("Agent").

RECITALS

     A. Assix has created a nationally recognized brand name technically superior wheel balance that brings the tire/wheel assembly in line with OEM specifications.

     B. Assix has developed and is the owner of a service program of methods and processes for wheel balancing (the "Program") and a training and certification program for personnel utilizing the Program.

     C. Assix has valuable proprietary rights, including patents, trademarks, service marks, trade names, or trade dress, existing or arising at common law or by statute, whether of not registered or applied for, logos (collectively, the "Marks"), copyrights, confidential information, and know how embodied in and/or pertaining to the Program and the materials and equipment used therewith.

     D. Assix had decided to offer tire/wheel assembly balancing services ("wheel balancing") to customers through the use of agents.

     E. Agent is engaged in business as an automotive tire retailer and is willing to be engaged by Assix as an agent offering wheel balancing on behalf of Assix to customers under the Program.

     F. Subject to the terms of this Agreement, the parties have agreed that Assix will allow
Agent to utilize the Program as its agent and will provide Agent with the Program and the marketing and technical advice and services necessary to fully implement the Program.

     NOW, THEREFORE, in consideration of the mutual covenants contained herein and of other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged,
Assix and Agent agree as follows:

     1.   RECITALS AND EXHIBITS.
          The parties acknowledged and agree that the recitals are true and correct, and that by this reference they are hereby incorporated into this Agreement.
In addition, any exhibits referred
to in this Agreement by this reference are hereby incorporated into this Agreement.

     2.   RELATIONSHIP OF THE PARTIES.
          The relationship created by this Agreement is that of principal and agent. Subject to the terms of this Agreement, Agent shall represent itself to be the legal agent of Assix and shall have the right and authority to bind Assix for purposes of the commitments made by Assix for the benefit of wheel balancing customers. Agent shall not have, nor shall it hold itself out as having, the power to make contracts in the name of, or binding on, Assix, to pledge Assix's credit, or to extend credit in Assix's name. Agent agrees to indemnify and hold
Assix harmless in the event
that any claims are made based upon any assertions of authority by Agent to do any of the aforesaid acts unless written authority has been expressed in advance by Assix.

          It is further understood and agreed that no individuals employed by Agent shall be considered to be employees of Assix, and Agents agrees this it shall be liable for any and all expenses or claims of whatsoever nature or kind arising against either Agent or Assix because of the acts of any of Agent's employees, agents, or servants, and indemnify, defend, and hold harmless Assix from any liability thereon.

          Agent is not and shall not be considered to be a franchisee of Assix for any purpose. Assix does not represent or warrant the commercial or financial success of Agent's business.

     3.   ASSIX OBLIGATIONS.

          Assix hereby covenants and agrees to:

     (a) Provide Agent with access to and use of the items listed in Exhibit B, which are necessary to implement the Program at Agent's location(s) (the
"Service Property");

     (b) Allow Agent to use the Marks which accompany the Program to the extent and in a manner reasonably determined by Assix in order to effectively market the Program at Agent's location(s), provided, however, the Marks may be used by Agent solely in conjunction with the
Program;

     (c) Provide Agent's designated employees with the training and technical advice necessary to utilize the Program;

     (d) Provide Agent with the training, marketing advice, and marketing materials deemed necessary by Assix in order for Agent to effectively market and promote the Program;

     (e) Keep Agent informed of any changes or advances in Program;

     (f) Keep the Program and the Service Property in proper working order during the term of this Agreement, including the repair and replacement of Service
Property; provided, however, that
Assix reserves the right to determine the necessity for replacements;

     (g) Maintain the quality and performance characteristics of the Service Property supplied to
Agent hereunder and make additions, deletions, and modifications from time to time at Assix's sole discretion based upon its determination as to the materials and services that will best enable Agent and Assix to benefit from the rights granted in this Agreement;

     (h) Deliver the Service Property to the ground floor entrance of Agent's locations and connect the Service Property in the place of installation. Upon the termination of this Agreement, in whole or in part, Assix shall disconnect the Service Property, as appropriate, and after it is moved to the ground floor entrance of Agent's property by Agent, remove the Service Property.
In the event of termination of this Agreement by Agent, Agent shall reimburse Assix a final fee for the cost of removal, freight, crating, and shipping of the Service Property in an amount equal to one Monthly Program Fee per Service Property unit;

     (i) Obtain and pay all additional insurance (attributable solely to the incremental risk associated with Agent's implementation of the Program), additional necessary licenses, and all other additional permits required to permit Agent to offer the Program at Agent's location(s).
Agent shall notify Assix promptly of any inspections conducted by licensing authorities and the results thereof; and

     (j)  Bear the risk of loss for defective equipment.




     4.   AGENT OBLIGATIONS.
          Agent shall utilize the Program, as described in Exhibit
A, the Service Property, as
described in Exhibit B, and the trade names, trademarks, and service marks of Assix (the "Marks") strictly in accordance with the written instructions provided by Assix and solely for the purpose of implementing the Program on behalf of Assix at its locations(s).
Notwithstanding anything
contained in this Agreement to the contrary, Agent shall:

     (a) Obtain and maintain continuously so long as this Agreement shall remain in effect, all licenses, permits, and authorizations necessary to Agent's implementation of the Program;

     (b) Utilize the Marks strictly in connection with the prescribed marketing, sale, and delivery of all services under the Program, in accordance with Exhibit A.
Specifically, Agent shall: (1) not
impair, by act of by omission, the value of the Marks, whether registered or not; (2) use only the Marks designated by Assix in connection with the program; (3) not use trademarks, trade names, service marks, symbols, slogans, logos, or the like that are confusingly similar to the
Marks; (4) use the Marks only in the names and forms authorized by Assix; (5) not use the Marks to incur any obligation or indebtedness on behalf of either Agent or Assix; (6) not use the Marks, or any word, name, or other symbol tending to be confusingly similar to the Marks, or part of Assix's corporate or other legal name, including, without limitation, in the name of any bank account of Agent, without the express prior written approval of Assix; (7) not in any manner represent that it has any ownership interest in the Marks; (8) not at any time apply for any copyright, trademark, or patent registration or protection with respect to any products or materials associated with the Program and the Service Property; and (9) immediately cease any pre-existing use of the Marks that conflicts with the terms of this Agreement;

     (c) Display the name "Assix" and the Marks prominently in signage located at the Agent's location(s) in a manner which shall be clearly visible to customers and shall reasonably advertise and promote the name "Assix" and the Marks in connection with such business, subject, however, at all times to the supervision and control of Assix. Every use of the name "Assix" and the Marks in any display, advertisement, promotion, or otherwise by Agent shall be in a form and character approved in advance, in writing, by a duly authorized officer of Assix. Such utilization shall include, without limitation, the display of signage provided by Assix at each service location and the display of the trade names, trademarks, or service marks on all advertising and marketing materials for the Program. The size and number of signage to be displayed by Agent shall be reasonable and consistent with the other signage for automotive services at Agent's location(s), subject to the inspection and control by Assix;

     (d) Use due care in the possession of the Service Property and the performance of services under the Program, including ensuring that there is sufficient coverage at its location(s) in time and manpower by personnel trained and certified in the provision of wheel balancing services under the
Program;

     (e) Use good faith in implementing the Program. Agent shall at all times while this
Agreement remains in effect exert its best efforts to sell the wheel balancing services under the
Program and shall not make any disparaging comments regarding the Program to customers or potential customers of the Program. Such best efforts shall include, without limitation, promoting the wheel balancing services to all potential customers. Agent further agrees to comply, on or before three (3) months prior to each anniversary date of the Effective Date of the Agreement, with Assix's reasonable requests for forecasts of Agent's volume and level of Program activity and to contribute information required by Assix to properly plan for Assix's support of the Program and the Service Property for the next succeeding year;

     (f) Provide suitable electrical service and compressed air and maintain the space and environmental requirements designated by Assix;

     (g) Make no alterations to the Program, nor make any repairs to the Service Property, other that those specifically set forth in Exhibit A or in writing by a duly authorized officer of Assix;

     (h) Obtain written authorization from Assix prior to any movement of any portion of the Service Property;

     (i) Provide and agent or employee to accompany Assix personnel while such personnel are training or advising Agent's personnel hereunder or servicing the Program after Agent's normal business hours;

     (j) Maintain its business location(s) in an attractive, clean, orderly, and sanitary condition;

     (k) Charge such prices to retail customers for AccuBalance as the agent and Assix shall from time to time determine to be appropriate based on market conditions. Such prices shall be reviewed and communicated between the agent and Assix. These should be calculated in the following manner. A survey will be completed by the agent and Assix to determine the market competitive price of a standard wheel balance and agent shall charge a minimum of between $3.50 and $5.00 over the standard wheel balance for AccuBalance.

     (l)  Prepare and forward to Assix Central, 505 E. Jackson
Street, Suite 220, Tampa, FL
33602, fax (800) 753-5444, monthly reports, on or before 10th day of the next succeeding month, setting forth, on a region basis listing stores individually: (i) the number of tire/wheel assemblies standard balanced and AccuBalanced by Agent and (ii) the number of tires sold by Agent store, for the month in question;

     (m) Upon termination of this Agreement, allow Assix to remove all of the Service Property from Agent's premises, return the Service Property to Assix in good repair, condition, and working order (ordinary wear and tear excepted), and cease use of all the Marks, copyrights, confidential information, and know-how used hereunder;

     (n) In the event that the agent is using the complimentary product (TM6000), the agent will provide wheel-balancers which meet industry standards for use in connection with the Program.
Any new or replacement wheel-balancers which Agent subsequently adds to its location(s) shall have quality and performance characteristics at least as good as the wheel-balancers currently utilized by Agent;

     (o) Make no statement indicating or implying that performance of the wheel balancing services are other than as indicated in Assix's brochures, sales literature, or training materials, nor convey any proprietary information to anyone outside of Agent's organization;

     (p) Make a reasonable effort to preserve the Marks against dilution and promptly notify
Assix of any use, of which Agent has become aware, of marks which may be confusingly similar to the Marks; and

     (q) Furnish to customers the warranty in the form set forth in Exhibit A.

     (r) In the event Assix sues Agent to enforce its rights under Paragraph 4(b) of this
Agreement, the limitation on consequential damages found in Paragraph 15 shall not apply. In addition, Assix shall be entitled to recover from Agent its reasonable attorneys fees' and costs and all expenses incurred in accordance with Paragraph 19.

     5.   COMPENSATION TO AGENT.
          As compensation to Agent for Agent's services provided to Assix under this
Agreement, Assix agrees to compensate Agent in accordance with Exhibit C.

     6.   INSURANCE.
          (a) Assix, at its expense, hereby agrees and covenants that it shall obtain and maintain during the term of this Agreement the following policies of insurance against claims, demands, actions, liabilities, damages, losses, costs, and expenses arising out of the subjects covered by such policies of insurance:

          (1) Worker's Compensation Insurance covering all costs, benefits, and liability under State Worker's Compensation and similar laws which may accrue in favor of any person employed by Assix, and Employer's Liability Insurance for Assix employees with limits not less than those required by the states in which Agent does business;

          (2)  Commercial General Liability Insurance covering
Products Liability,
Completed Operations, and Contractual Liability Insurance, specifically endorsed to cover the indemnity provisions of this Agreement, and coverage for Personal
Injury, with limits of not less
than $1,000,000.00 combined single limit for bodily injury and property damage per occurrence.
To the extent that Agent provides additional general commercial liability insurance, it shall do so at its own expense.

          (3) Motor Vehicle Liability Insurance covering all owned vehicles used by Assix employees in connection with Agent's operations under this Agreement with limits of not less than $500,000.00 combined single limit for bodily injury and property damage per occurrence; and

          (4) Excess Liability Insurance, including, without limitation, coverage for Blanket
Contractual Liability, Products Liability, Completed Operations, and Personal Injury Insurance with limits of not less than $5,000,000.00.

          (b) Agent, as its expense, hereby agrees and covenants that is shall obtain and maintain during the term of this Agreement the following policies of insurance adequate to fully protect Assix as well as Agent from and against any and all claims, demand, actions, liabilities, damages, losses, costs, and expenses arising out of the subjects covered by such policies of insurance:

          (1) Workers' Compensation Insurance covering all costs, benefits, and liability under State Workers' Compensation and similar laws which may accrue in favor of any person employed by Agent, and Employer's Liability Insurance for Agent's employees with limits not less than those required by the states in which Agent does business;

          (2) Commercial General Liability Insurance listing Agent as the primary insured and Assix as an additional insured, including, without limitation, coverage for Products Liability,
Completed Operations, and Contractual Liability Insurance, specifically endorsed to cover the indemnity provisions of this Agreement, and coverage for Personal
Injury, with limits of not less
than $1,000,000.00 combined single limit for bodily injury and property damage per occurrence.
To the extent that Assix provides additional general commercial liability insurance, it shall do so at its own expense.

          (3)  Motor Vehicle Liability Insurance with a
Non-Ownership and Hired Car
Liability Endorsement in the name of Agent covering all vehicles used by Agent employees in connection with Assix' operations under this Agreement with limits of not less than $500,000.00 combined single limit for bodily injury and property damage per occurrence; and

          (4) Excess Liability Insurance, including, without limitation, coverage for Blanket
Contractual Liability, Products Liability, Completed Operations, and Personal Injury Insurance with limits of not less than $5,000,000.00, listing Agent as the primary insured and Assix as an additional insured.

          7.   TITLE TO PROGRAM AND SERVICE PROPERTY.

          Title to and ownership of the Program, including the Marks, copyrights, confidential information, and know-how, shall at all times remain in Assix.

          Nothing contained in this Agreement shall be construed as an assignment or conveyance to Agent of any right, title, or interest in and to the Marks, copyrights, confidential information, and know-how. Agent's use of the Marks, copyrights, confidential information, and know-how in any geographical area, including foreign countries, and in any field for us shall not create any ownership interest in Agent and shall inure to the benefit of Assix.

          All products, promotional advertising, packaging, and instructional materials utilized in connection with the Program and the Service Property shall contain appropriate legends, markings, and notices to give notice to the public of Assix's right, title, and interest in the Marks, copyrights, confidential information, and know-how.

          Title to and ownership of the Service Property shall at all times remain in Assix and Agent shall have no property rights therein, but only the right to use the Service Property as stated herein, notwithstanding that the Service Property may now be, or hereafter become, in any manner, affixed or attached to, imbedded into, permanently resting on real property or any building thereon, or attached in any manner to that which is permanent by means of cement, plaster, nails, bolts, screws, or otherwise. Should Agent, during the term of this Agreement, make, own, or acquire rights to practice any patentable invention relating to the Program or the Service Property, then Agent agrees promptly to make full disclosure thereof to Assix, and to assign all rights it may have to any such patentable invention to Assix. Any invention made by an employee of Agent shall be deemed to have been made by Agent.

          8.   RECORDS AND INSPECTION.
               (a) Agent shall keep records showing the date of purchase, the purchase price, and the identity and address or purchasers of any wheel balancing services performed under the Program, and shall permit Assix's duly authorized representative(s) to examine Agent's invoices reflecting the above listed information, premises, and samples of wheel balancing services performed under the Program at any time during regular business hours to enable Assix to determine whether or not Agent is performing its obligations under this Agreement.

               (b)  Delete

               (c) Agent acknowledges that the goodwill and favorable reputation associated with the Marks are essential to the success of the Program. Accordingly, upon reasonable notice to Agent, Assix shall also be allowed access to the Program and Service Property fro the purpose of inspecting the Program and the Service Property to assure that the quality control provisions of this Agreement are being observed and/or to perform necessary maintenance or repairs.


          9.   WARRANTIES.

          (a) Assix warrants that the Program will be provided as described in Exhibit A, and the Service Property will operate in substantial conformity with the specifications and documentation as to type, design, and capacity as described in Exhibit B.

          (b)  EXCEPT AS SET FORTH HEREIN, ASSIX MAKES NO
WARRANTIES
EXCEPT TO THE EXTENT REQUIRED BY LAW, EXPRESSED OR IMPLIED, WITH
RESPECT TO THE PROGRAM OR THE SERVICE PROPERTY, INCLUDING, WITHOUT
LIMITATION, WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A
PARTICULAR PURPOSE.  AGENT ACKNOWLEDGES THAT THE PROGRAM AND THE
SERVICE PROPERTY ARE OF THE TYPE, DESIGN, AND CAPACITY SUITABLE FOR
ITS
PURPOSES.

          10.  INDEMNIFICATION.

               (a) Notwithstanding anything to the contrary contained within this
Agreement, Assix shall not be liable to Agent for damages of any type to third parties which are caused, in whole or in part, by the negligent or intentional acts, or any other acts of omission or commission, of Agent, its agents, or its employees. Agent shall protect, indemnify, defend, and hold harmless Assix, its agents, its employees, its officers, its directors, and its servants from and against any and all claims, actions, liabilities, losses, costs, and expenses (including reasonable attorneys' fees and costs), without limitation, arising out of or in connection with (i) any negligent or intentional acts, or any other acts of omission or commission, of Agent, its agents, or its employees; (ii) any statement indicating or implying that performance of the wheel balancing services are other than as indicated in Assix's brochures, sales literature, or training materials; (iii) any actual or threatened material breach of this Agreement by Agent; or (iv) any actual or threatened material act of omission or commission by Agent, its agents, or its employees, in connection with this Agreement. Assix shall give to Agent prompt written notification of any claim against it that it believes is subject to indemnification pursuant to this provision.
In the event Assix shall fail to
give Agent prompt written notification of any such claim, which failure results in material detriment to the defense of such claim, Agent's indemnification obligations in favor of Assix as to such claim, if any, shall be come null and void and of no further legal force or effect.

               (b) Assix shall protect, indemnify, defend, and hold harmless Agent, its agents, its employees, its officers, its directors, its shareholders, and its servants from and against any and all claims, actions, liabilities, losses, costs, and expenses (including reasonable attorneys' fees and costs) arising out of or in connection with (i) any material malfunctioning of the Service
Property; (ii) any actual or threatened material infringement of any United States patent, foreign letters patent, trade name, trademark, copyright, trade secret, or any other proprietary right with regard to Agent's utilization of the Program or the Service
Property; (iii) any actual or threatened material breach of warranty by Assix; (iv) any actual or threatened material breach of this
Agreement by Assix; (v) any actual or threatened material act of omission or commission by Assix, its agents, or its employees, in connection with this Agreement.
Agent shall give Assix prompt
written notification of any claim against it that it believes is subject to indemnification pursuant to this provision. In the event Agent shall fail to give Assix prompt written notification of any such claim, which failure results in material detriment to the defense of such claim, Assix's indemnification obligations in favor of Agent as to such claim, if any, shall become null and void and of no further legal force or effect.

               (c) Assix shall have the sole control and authority over the defense, settlement, or compromise of any claim or legal proceeding that Agent believes is subject to indemnification pursuant to Subparagraph (b). If the Program or the Service Property becomes, or in the opinion of Assix is likely to become, the subject of a claim of infringement of a United States patent, foreign letters patent trade name, trademark, copyright, or trade secret, Assix may, in its sole discretion, procure for Agent the right to continue using the Program or the Service Property, or any part of them so as to make Agent's use of them noninfringing. If, during the pendency of any claim or legal proceeding against Agent or Assix pursuant to which Agent is prevented from utilizing the Program or the Service Property by court order, operation or law, or any other reason, Agent may, as its sole remedy, withhold payment of any sums otherwise required to be paid over to Assix by Agent pursuant to this Agreement.
          11.  CHANGE OF OWNERSHIP OF AGENT.

               In order to ensure Assix that Agent will comply with its obligations hereunder to the satisfaction of Assix, Agent acknowledges that Assix must know and approve who in fact controls Agent. Any Transfer of Control by Agent or any Controlling Person may result in the immediate termination of this Agreement, at the sole option of Assix. Such cancellation can be prevented by the agent seeking prior written consent.

               For purposes of this Agreement:

               (1) The term "Affiliate" shall mean any natural person or other legal entity that, directly or indirectly, controls, is controlled by, or is under common control with, either
Agent or any Controlling Person;

               (2) "Controlling Person" shall be any natural person or other legal entity with a fifteen percent (15%) or greater interest in Agent or an another entity that has, directly or indirectly, a fifteen percent (15%) or greater interest in Agent, or otherwise has the power to control, directly or indirectly, the management, direction, or day-to-day operations of Agent.
Without limiting the generality of the foregoing, a natural person or legal entity shall be a "Controlling Person" of Agent if it owns a fifteen percent (15%) or greater interest in another entity that is either a Controlling Person of Agent or that has an indirect ownership interest in Agent through one or more intervening levels of direct or indirect subsidiaries. For example, if Agent is a wholly-owned subsidiary of another corporation that is, in turn, owned equally by three other corporations, each of these three corporations who have the power
(indirectly) to affect the day-to-
day operations of Agent shall be considered a Controlling Person for purposes of this Agreement:

               (3) The term "Transfer" shall mean any voluntary sale, pledge, encumbrance, or other transfer or disposition (other than a gift, sale, pledge encumbrance, or other transfer between the Agent's present shareholders or a pledge granted to a financial institution providing financing to the pledgor); and

               (4) "Transfer of Control" of Agent shall mean (a) if Agent or any direct or indirect Controlling Person is a partnership, any change in the identity or respective ownership of the partners or any of them, (b) if Agent or any direct or indirect Controlling Person is a corporation, any Transfer of shares comprising fifteen percent
(15%) or more of the total number
of issued and outstanding shares of Agent or such Controlling
Person, or (c) the Transfer or
change in the direct or indirect control of, or the Transfer or change in the power to control, directly or indirectly, the management, direction, or day-to-day operations of Agent or of any direct
Controlling Person; provided, however, that the death or determination of incompetency of a partner of any natural person constituting a Controlling Person of Agent shall not be a "Transfer of Control."







          12.       TERM AND TERMINATION.

               (a) The term of this Agreement will commence on the Effective Date stated above and shall continue until otherwise terminated in accordance with this Agreement.

               (b) Either Assix or Agent shall have the right to terminate this
Agreement by giving written notice of termination to the other party of no less than twelve (12) months.
               (c) Assix shall have the option and right to terminate this Agreement:


               (1)  Effective upon giving notice to Agent:

               (i) In the event Agent fails to perform or comply with any term or provision of this Agreement, and such failure is not remedied to Assix's satisfaction within one (1) month of written notice thereof from Assix (or such longer period as applicable law may require), or in the event Agent repeatedly fails to perform or comply with one or more term or provision of this Agreement, whether or not such non-compliance is corrected after notice; or

               (ii) In the event Agent, upon two (2) weeks prior written notice, shall fail to duly pay all amounts due to Assix; or

               (iii) Agent or any Controlling Person engages in any unethical business conduct that is reasonably likely to affect adversely the goodwill or reputation of Assix; or

               (iv) In the event Agent introduces and/or supports any proceedings challenging the validity of any of the Marks, copyrights, confidential information, know-how, patent applications, or other proprietary rights, whether registered or not, of Assix; or

               (v) Immediately following the agent providing any written notice of termination to Assix for any reason, the agent agrees to nominate a senior management participant for the purposes of working with Assix to determine the cause and the remedy for such termination. Agent agrees to evaluate the resulting report concerning the recommended cure for such reason for termination for a 30 day period and Assix and the agent agree to implement such recommendations. Such agreement to not be unreasonably withheld.

               (2) Effective without notice to Agent or further action of any kind: In the event Agent becomes insolvent or is subject to any bankruptcy, insolvency, or similar proceeding, makes an assignment for the benefit of creditors, becomes unable to pay its debts as they become due, goes into liquidation or winding up, or in the event a receiver is appointed for a substantial part of Agent's assets; or

               (3) At the option of Assix, after one (1) month's prior written notice to
Agent: In the event of a decision by any government or agency thereof or any tribunal which, in the sole discretion of Assix, has the effect of preventing Assix from realizing the benefits of this Agreement or which might threaten the protection of Assix's name, reputation, or proprietary rights, including its marks, copyrights, confidential information, know-how, or any other information pertaining to the Program or the Service Property.

               (d) Agent shall have the option and right to terminate this Agreement:

               (1) Effective two (2) months following giving notice to Assix:
               (i)  In the event Assix unbundles the Service
Program for any person or
or legal entity without offering to terminate this Agreement and offer the Agent a similar arrangement; or

               (ii) In the event any of Agent's competitors, within a twenty-five (25) mile radius of one of Agent's locations in Cincinnati, Louisville or Toledo, only, begins offering the Assix program or AccuBalance other than Sears retail tire outlets; or

               (iii)     In the event Assix fails to perform or
comply with any term or
provision of this agreement, and such failure is not remedied to Agent's satisfaction within one (1) month of written notice thereof from Agent (or such longer period as applicable law may require), or in the event Assix repeatedly fails to perform or comply with one or more term or provision of this Agreement, whether or not such non-compliance is corrected after notice; or

               (iv) In the event Agent determines that due to its then current market conditions the reinstitution of a lifetime balance product is necessary to compete in any of its markets and Assix refuses to allow Agent to market a lifetime balance product under the terms of this agreement within one (1) month following written notice thereof from Agent to Assix; or

               (v) In the event Agent determines that due to its then current market condition the price differential between a regular balance and AccuBalance needs to be lower than $3.50 to compete in any of its markets, and Assix refuses to allow the reduction in the differential under the terms of this Agreement within one (1) month following written notice thereof from
Agent to Assix; or

               (vi) In the event of a material change in the ownership or management structure of Assix.

               (2)  Effective immediately upon giving notice to
Assix:

               (i) In the event Assix becomes insolvent or is subject to any bankruptcy, insolvency or similar proceeding, makes an assignment for the benefit of creditors, becomes unable to pay its debts as they become due, goes into liquidation or winding up, or in the event a receiver is appointed for any part of Assix's assets; or

               (ii) In the event Assix notifies Agent of a price increase under the terms of this agreement and, within seven (7) days of said notice, Agent gives Assix written notice of its non-acceptance of the amount of the increase.







          13.  EFFECT OF TERMINATION.

               In the event of the termination of this Agreement for any reason:

               (a) Agent shall surrender and cease to exercise all rights granted under this Agreement, cease all use of the Program, the Service Property, and Assix's name and Marks in any and all connections, and refrain from representing any of its services after termination as
"Assix services" or as being the "same as Assix", "similar to Assix", or in any other way trading upon the name "Assix" or the Marks.

               (b)  Termination of this Agreement shall not relieve
Agent from its
obligation to pay to Assix all moneys that may be due at the date of termination, without any reduction or offset whatsoever.

               (c) Agent shall immediately cease using and return within a period of one (1) month following the termination of this Agreement, all property of Assix, including, without limitation, all confidential and proprietary written materials (and all copies thereof) received from Assix. Such materials will be delivered in person to an Assix employee or returned via courier service to be signed for by the recipient.

               (d) Agent shall be deemed to have transferred and conveyed to Assix any trademarks, service marks, trade names, good will, or other rights which may have been obtained by Agent in connection with its use of the Program or the Service Property or which, notwithstanding the intention of the parties not to create any such rights, may have vested in Agent in connection with Agent's authorized activities hereunder, and that Agent will execute any instruments requested by Assix in suitable form to accomplish or confirm the foregoing. Any such instrument of assignment, transfer, or conveyance shall be without consideration other than the mutual covenants and consideration provided for in this Agreement.

          14.  COMPLIANCE.

               Each party shall in the conduct of its business and in the performance of this
Agreement comply fully with all applicable Federal, State, and local laws, ordinances, rules and regulations.

          15.  CONSEQUENTIAL DAMAGES.

               Neither party shall be liable to the other for any loss of profit or any consequential or incidental damages upon the breach of this Agreement, except as otherwise provided herein.

          16.  SALES PROCEDURES.

               (A) Prices and terms of sale quoted by Agent for wheel balancing services under the Program shall be those prices and terms as are then in effect. Such prices and terms may be revised by Assix in its sole discretion, from time to time. Agent agrees that it will not deviate from the established price and sales policies without express authorization in advance and in writing by Assix excepting shall be permitted to run special promotions for wheel balancing services, such promotions not to last longer than thirty (30) days.

               (B) Agent may, without obtaining the express written authorization of
Assix, quote and sell the wheel balancing services under the program at a price equal to or greater than that charged by any of Agents' competitors using the Program or equipment manufactured by
Assix.








          17.  NON-COMPETITION AND NON-SOLICITATION.

               (a) During the term of this Agreement, Agent shall not offer any other
"tire flex correction services" or services similar to the Program to any of its customers.
Additionally, in the event this Agreement is terminated, Agent shall not offer any tire flex correction services or services similar to the Program to any of its customers at any location(s) which is (are) within a twenty-five (25) mile radius of any location(s) in which Agent offered wheel balancing services under the Program for a period of two (2) years following the termination of the Program.

               (b) During the term of this Agreement, and for a period of two (2) years following the termination of this Agreement, Agent shall not entice, solicit for hire, or hire away any of Assix's then current personnel to work in any way in or for any business that is or may be, directly or indirectly, competitive with either Assix or the Program.

          18.  SPECIFIC PERFORMANCE.

               Agent agrees that damages at law will be an insufficient remedy to Assix in the event of Agent's breach of this Agreement, and that Assix shall be entitled, upon application to a court of competent jurisdiction, to obtain injunctive relief to enforce the provisions of this
Agreement, which injunctive relief shall be in addition to any other rights or remedies available to Assix.

          19.  ATTORNEY'S FEES AND COSTS.

               In the event that Assix or Agent is required to engage the services of legal counsel to enforce its rights under this Agreement, regardless of whether such action results in litigation, the prevailing party shall be entitled to reasonable attorney's fees and costs from other, which, in the event of litigation, shall include fees and costs incurred at trial and on appeal.

          20.  SEVERABILITY.

               If all or any portion of any provision of this Agreement is held to be void, unenforceable, or illegal for any reason, such decision shall not affect the validity or enforceability of all or any of the remaining provision or provisions hereof, and this Agreement shall be construed as if the unenforceable or illegal provision had never been included.

          21.  WAIVER.

               No term or provision hereof shall be deemed waived and no breach excused, unless such waiver or consent shall be in writing and signed by the party claimed to have waived or consented. Any consent by any party to, or waiver of, a breach by the other, whether express or implied, shall not constitute a consent to, waiver of, or excuse for any other different or subsequent breach.

          22.  ASSIGNMENT OF AGREEMENT.

               This Agreement shall be binding upon the respective heirs, personal representatives, and successors of the parties. Assix may assign or delegate part or all of this Agreement. Agent acknowledges that is necessary for Assix to select its agents in a manner that assures that an Agent authorized to provide wheel balancing under the Program is capable of fulfilling the obligations pertaining thereto and, therefore, no assignment, delegation, or transfer may be made by Agent without the prior written consent of Assix.
If Agent transfers, assigns, or
attempts to transfer or assign this Agreement or any part thereof, expressly or by operation of law, without the prior written consent of Assix, then Assix, at its option, may immediately terminate this Agreement upon the provision of one (1) month's advance written notice to Agent.

          23.  CHOICE OF LAW; VENUE.

               This Agreement shall be governed by and construed in accordance with the laws of the State of Florida. Exclusive venue for any litigation instituted hereunder shall be
Hillsborough County, Florida.

          24.  PUBLICITY

               Except as necessary to comply with applicable law, neither party will issue any press release or any publicity or advertising information related to this Agreement without obtaining the other party's advance written consent (which consent shall not be unreasonably withheld).

          25.  NOTICES.

               Any notice, communication, or demand required or permitted to be given under this Agreement will be sufficiently given or made for all purposes if delivered in person, by facsimile transmission, by reputable courier, or by certified mail, return receipt requested, as follows:


(a)  If to Assix:        Mr. R. Park Newton, III            with
copy to:  James M. Landis,
               President                     Foley, Lardner & Hill
                    Assix International, Inc.               One
Tampa CityCenter
                    505 East Jackson Street            Suite 2900
                    Suite #220                         Post Office
Box 3391
                    Tampa, Florida  33602
Tampa,Florida  33601


               (b)  If to Agent:        Anthony J. Michel,
President
                                   Michel Tire Co.
                                   PO Box 23055
                                   Cincinnati, Ohio 45223

                       with copy to:         Timothy A. Michel
                                   Bonke, Henkel, Haverkamp, Smith
                                   & Riehl Co., C.P.A.
                                   5956 Glenway Avenue
                                   Cincinnati, Ohio 45238













          26.  ENTIRE AGREEMENT.

               This Agreement sets forth the entire agreement and understanding between the parties with respect to the subject matter hereof and merges all prior discussions and agreements between them. This Agreement shall not be supplemented, modified or amended except by a written instrument signed by the President of Assix and by a duly authorized officer of Agent, and no other person has or shall have the authority to supplement, modify, or amend this
Agreement in another manner.


               IN WITNESS WHEREOF, the parties have signed this Assix Standard
Agency Agreement this 20th day of January, 1993.

                              "ASSIX"

ATTEST:                       ASSIX INTERNATIONAL, INC.



By:  /S/Douglas S. Gardner___      By:  /S/R. Park Newton, III____
     Secretary                     President

          [Corporate Seal]


                              "AGENT"

ATTEST:                       MICHEL TIRE CO.______________



By:  /S/Roberta A. Michel____      By:  /S/Anthony J. Michel_______

          [Corporate Seal]         Its: President_________________


                         EXHIBIT A

          DESCRIPTION OF ACCUBALANCE PROGRAM


                    AccuBalance Program Goals

The goals of the AccuBalance program are to:

1. Improve the consumer's perception of the quality of the Agent's products and services by the Agent providing a value-added, COMPLETE wheel balancing service in conjunction with the consumer's procurement, from the Agent, of:

     [a] high-quality, aftermarket replacement tires and,

     [b] ride-related services, such as alignments and shocks/struts.

2. Increase the Agent's profitability potential by providing a value-added, COMPLETE wheel balancing service that exceeds the specifications of traditional wheel balancing.

     This service is more complete and consistent than the specifications of traditional, after-market wheel balancing and is similar to the demanding specifications of the new car and automobile tires original equipment manufacturer.

                    AccuBalance Program Elements

The AccuBalance Program is a comprehensive and consistent discipline composed of six elements:

Element # 1. Service Property, designed, engineered and manufactured to effectively measure and balance, and if necessary, adjust passenger tire's and light-truck tire's force variation of the tire's loaded radial runout, then to balance the tire using the built in wheel balancer.

SEE EXHIBIT "B"

Element # 2. A proprietary, AccuBalance Implementation system that facilitates the on-time, on-specification, on-budget installation of the entire program at all the Agent's locations.

Element # 3. An in-store, Merchandising system that initially trains and subsequently reinforces all Agent personnel in the proper methods of selling, performing and monitoring the financial achievements of the AccuBalance service. This merchandising system consists of promotional marketing material to maintain the sales person's (or service advisor's/counter person's) emphasis on the AccuBalance program and provides on-site support and assistance, as deemed necessary by Assix, to maintain the profitability targets for AccuBalance. As necessary, the merchandising system also contains consumer educational material and promotional material to educate the consumer on the maintenance requirements of wheel balancing.

Element # 4. A proprietary, Service Management system that assures the wheel balancing service is delivered to the consumer in a consistent manner within the specifications of the automobile, the tire and the wheel manufacturers and other manufacturers and providers of ride-related products and services. This is critical to the success of the Assix proven excellence objectives and to the success of the entire AccuBalance program. This service management system includes providing the Agent's designated employees with proper training and technical advice necessary to deliver the 5-step, COMPLETE Wheel Balance to the consumer.

Element # 5. A proprietary, Profitability Measurement and
Monitoring system to track, report,
analyze and notify the Agent of their levels of achievement of the mutually agreed profitability potential. The system recognize Agent locations not achieving their full profit potential as well as those that are exceeding their financial objectives. The system identifies these under-performing locations and dispatches a ASSIX
Merchandizing Specialist to assist the Agent in consistently achieving the Agent's targeted financial objectives.

Element # 6. A comprehensive Remedial Maintenance system for the service property, including engineering changes, deletions and modifications as ASSIX deems necessary to maintain the service property in proper working order.

ACCUBALANCE MARKET

ASSIX perceives that a large market exists for the AccuBalance, COMPLETE wheel balancing service.
The sale of tire and ride-related services is effected primarily through tire retailers with multiple dealer outlets. The market for wheel balancing exceeds approximately $1 billion per year, based on approximately
150 million passenger tires, 25 million light truck tires, a balance penetration rate of 100% and approximately $6.00 per tire balance price.

The tire retailer shall sell the AccuBalance COMPLETE wheel balance for $3.50/$5.00 per tire more than the price of traditional, conventional or basic wheel balancing in each of the Agent's market areas. This base price for basic wheel balancing is contained as item # 34 in the United States Consumer Price Index, which measures approximately 289 urban areas each quarter. (A copy of the quarter 3,1989, index is attached).

In the event the Agent uses a "National" price for their basic wheel balancing, AccuBalance shall be sold for $3.50 to $5.00 per tire more than that "National" price.

This calculation of market size for AccuBalance is further defined by the amount of opportunities within the retail business unit. The effectiveness of the AccuBalance program is measured by the number of AccuBalance sold in relation to the number of new tires sold in the retail unit. the opportunities are based on the level of tires sales and related tire-service work performed in each retail establishment. As an example:

Opportunities for sale of AccuBalance   Number of
Penetration
               Tires Available     Available Percentage
     New tires sold 2.5                        100%
     Old tires on vehicle NOT REPLACED       1.5         50%
              63%
     Alignments - without tires sales             4.0
25%                40%
     Shocks/Struts without tire sales             4.0
25%                40%

          COMPLETE                                           243%

95% of the tires that are replaced are balanced. If a 50% penetration of the balance of the available penetrable market is achieved this equates to 1/2 of 143% or 71%.
Adding this to the 95%, the realistic rate of selling AccuBalance is about 166% in relation to the number of new tires sold.


DESCRIPTION OF PROGRAM ELEMENT # 1 - SERVICE PROPERTY

SEE EXHIBIT B



DESCRIPTION OF PROGRAM ELEMENT # 2 - IMPLEMENTATION

A PROPRIETARY, STEP-BY-STEP, ACCUBALANCE IMPLEMENTATION SYSTEM THAT

FACILITATES THE ON-TIME, ON-SPECIFICATION, ON-BUDGET INSTALLATION
OF THE
ENTIRE PROGRAM AT ALL THE AGENT'S LOCATIONS.

System Phase # 1 - Agent's Line Management Agreement

ASSIX AND THE AGENT'S executive management mutually agree on the financial profitability goals and the progression of their accomplishment though a series of escalating "objectives" expressed as percentages of tires receiving the AccuBalance process in relation to the total number of passenger and appropriate light truck tires that are sold and installed by the Agent.

The implementation time schedule is agreed in this step and the number of programs to be installed are estimated based on the number of tires sold in each of the Agent's retail locations.

[a] The financial goals and objectives are cascaded down through the Agent's operational management through a letter from the Executive Management level of the Agent.

[b] The terms and conditions of the agreement between Assix and the Agent are summarized in a letter that cascades throughout the Agent's management hierarchy and is SIGNED
BY THE APPROPRIATE
MANAGEMENT LEVELS OF BOTH THE AGENT AND ASSIX. This letter serves as one of support for the entire program as agreed by Assix and the Agent.

In addition, these letters reinforce the key points of the Agent's and Assix's agreement and endorses the P3 manual, as well as the proper methods of selling and performing the proprietary, DART - Dealer
Action Response Trac and the information contained in the manual containing the complete information about the AccuBalance program is provided to the Agent's operational locations at various times, as approached.

This information is covered in detail and in person by an authorized, Assix management individual with each level of the Agent's LINE MANAGEMENT from the senior executive management level through to the operating management at the retail unit's level.















PROGRAM ELEMENT # 3 - PROGRAM MANAGERS

PROGRAM MANAGERS

Program Managers are dedicated merchandising support professionals.
They are responsible for
the successful implementation and continuance of the AccuBalance program in their assigned territory. Their duties include, but are not limited to:
1.) Conducting additional training of new retail unit personnel while reinforcing any previous training performed during initial implementation with existing personnel.

     Sell the TOTAL Job.  Including AccuBalance.

2.) Ensuring that the AccuBalance sales techniques are being used on a daily basis while selling
AccuBalance in the retail unit. This is accomplished through visits by the Program Manager with the retail unit manager. A Program Manager will be provided direction as to where to spend his time during a month based on the relative profitability performance of the assigned retail units in his territory.

3.) Working directly with the retail unit management, sales and service advisor personnel in responding to a fall in the AccuBalance percentages with positive corrective measures.

4.) Monitoring the quality and placement of signage and quantity of literature present within the retail environment.

5.) Building a positive and professional relationship with all retail unit personnel.

6.) Developing promotional programs from time to time that will positively influence the success of the AccuBalance program in that retail unit.

7.) Briefing the retail unit manager on the degree of sales personnel understanding and compliance with the AccuBalance program.

PROGRAM ELEMENT # 4  --  AccuBalance Service

The AccuBalance service consists of 5 steps when a new tire is purchased and 4 steps when balancing a tire that is not being replaced.

Step # 1 - IF THE TIRE IS TO BE REPLACED: (Replacement tires)

Demount the old tire and mount the high-quality, replacement tire.

Using a machine called a Tire Changer, used tires are removed from the rims.

a. The wheel covers and valve cores are removed carefully to prevent damage - an authorized wheel cover puller is used (other tools, such as a screwdrivers, are not acceptable).
b. The lug nuts are carefully removed and placed in the wheel cover or other convenient location where they will not be lost or misplaced. Upon removal of the lug nuts, they and the wheel studs are carefully examined for damage.

All existing balance weights are removed prior to placing the old wheel on the Tire Changer or on the Service Property. If the tire is not replaced, the process proceeds immediately to the Service Property
Combi.

The old wheels are mounted on the Tire Changer in a COMPLETELY
DEFLATED state.

c. The tire and rim assembly are separated in exact accordance with the operating instructions of the manufacturer of the Tire Changer. In the event that this is not known, the training manuals of the Agent and/or Assix are followed. Assix reserves the right to inspect
Agent manuals and make recommendations as to the proper procedures. However, as a minimum the instructions should contain the following:

     1. The wheel must be centered on the cone and securely tightened, BY HAND. If the stem is being replaced, the old stem should be removed using an authorized value stem removing tool.

     2. In no event should the bead breaker shoe be allowed to ride up over the edge of the rim.

     3. The beads of the tire and the old, used and potentially stressed rim should be well lubricated to prevent further damage to the rim.

     4. The operator should keep fingers, hands and forearms clear of the forward travel of the mount/demount tool, while the beads are being demounted. If the tire has a tube, the mount/demount tool should be well lubricated, with lubricant that meets Assix specifications and the tube should be removed prior to demounting the lower bead.

d. The new high-quality replacement tire is mounted on the old, potentially stressed rim.

     1. The rim is wire brushed to remove excess rubber particles and/or scraps to insure a proper seal.

     2. The new, valve stem and the beads of the tire are properly lubricated using an Assix authorized lubricant and stem tool.

     3. The operator should keep fingers, hands and forearms clear of the forward travel of the mount/demount tool, while the beads are being mounted.

     4. If the tire requires a tube, the tube must be inserted before the top bead is put into place.

     5. The tire beads should be properly seated, beginning to hold air. At this point, the cone should be loosened one full turn and the tire should be filled with small amounts of air administered in short bursts until the beads seat.

     6. At all times while seating the beads of the tire, no part of the operators body should be over the tire.

     7. Inflate the tire.. Never exceed 40 PSI, If the beads are not properly seated by the time the machine's air pressure reaches 40 PSI, the operator has been unsuccessful in following the proper operating procedures and the tire should be deflated, re-lubricated and inflated again.

     8. The machine's indicated pressure should be carefully checked using an authorized ASSIX hand gauge to assure that the tire is inflated to 35 p.s.i. This prepares the tire for the next step of the 5-step
COMPLETE wheel balance.

STEP # 2 - Administering the Tire Matching Technology using the service property.

The Combi is a patented machine that applies hydraulic pressure to the rotating, inflated tire to simulate actual driving conditions. The Combi detects the amount of flex variation in the complete wheel assembly, including the potentially stressed rims, and, if greater than the manufacturers specifications, adjusts the wheel assembly to conform to the following specifications:

Adherence to these specifications results in a more uniform tire footprint while the car is being driven on the road.

SYS-7000  COMBINATION MATCHER/BALANCER OPERATING
     PROCEDURE

1. Remove the tire/wheel assembly from the car. Mark the wheel position (i.e., RF, LF, RR, LR) on the serial side of the tire.

2.  Clean stones and loose debris from the tire tread.

3.  Check inflation pressure in the tire and adjust to 35 P.S.I.

4. Mount the tire/wheel assembly onto the shaft of the Combi as detailed in coning instructions.

a.   Place spring on tire shaft.

b. Select proper size cone for rim center hole and place on shaft.

c.   Place tire & rim assembly on Combi shaft (lug bolt side out).

d.   Place speed nut on shaft and tighten.

e. Front coning is required on some wheel styles. If so, eliminate spring on shaft.

5. Open buffer cover. Start the machine by placing your finger on "system start" (Combi only) button on the panel. Very little pressure is required to operate the controls. Begin in the "fine" cycle. Combi will automatically choose the appropriate cycle.

6. Align the roller assembly by unlocking lower black knob and slide assembly to center of tire.

7. Align rasps to cover as much of the outside shoulder of the tire as possible. Be sure that both rasps contact the tire at the same time. Secure them in position.

8. Adjust the distance between the face of the rasps and the tread surface to 1/8" preferably, and a maximum of 1/4" by rotating the knurled knob of the roller control assembly. Rotating the control knob counterclockwise decreases the distance--clockwise increases it.

Never buff the full circumference of the tire. Rasps must have clearance to tire, except when actually buffing selected portions of the tire.

9. The logic control will then decide if the assembly is good, requires buffing, or must be rejected.If the decision is "good" or "reject", the appropriate light comes on, and the machine shuts down (stops rasp and tire rotation and unloads tire). If the decision is "buff" the "match" light comes on and the Combi will determine the cycle automatically.

9A. A slight deviation in the lateral overlap of the rasp may be necessary to compensate for variables in the tire tread surface to maintain a uniform distance of the rasps to the tread.

10. The rasps will advance towards the tire whenever the force variation signal exceeds the "low" value (20 in the "Auto" buff cycle) after the delay, allowing that portion of the tire circumference to travel from the drum to the rasps. The rasps will retract when the signal drops below the low, value, again with the delay.

 ***NOTE*** If buffing is uneven, open the lid, and re-adjust. It is not necessary to stop the machine to readjust the rasps, simply open the lid and adjust when rotation stops.
***WARNING*** DO NOT ATTEMPT TO STOP THE RASPS IN ANY MANNER-THEY
WILL STOP WITHIN A FEW SECONDS.

11. The rasps should make smooth, even buffs, without pounding or bouncing against the tire.

     a. If the rasps pound on the tire, causing digging or cupping, they are probably too far away from the tire in the retracted position. Lift the lid, and adjust the small roller so that the rasps are closer to (but not touching) the tire in the retracted position.

     b. If the rasps bounce very lightly in a "hit and miss" manner on the tire, the "buff" pressure (air pressure, actuating the advance/retract mechanism) is too low or too high.. Raise pressure until bouncing ceases.

12. The buffing will continue until the low value (20) is achieved or 3 minutes have elapsed, whichever occurs first. If the low value is achieved, the "good" light will come on. Exceeding the time limit indicates the tire did not respond adequately to the buffing. Check for proper mounting of the tire and accurate positioning of rasps.

NOTE***

The Combi is automatic, and you should not have to stand over it while it completes the cycle.
However, occasionally you should look to be sure that your settings are correct. Remember, the machine will only do what you have instructed it to.

STEP # 4 - APPLYING MANUFACTURER'S RECOMMENDED AIR PRESSURE USING
THE
OWNER'S MANUAL OR BENNENT GARFIELD'S TIRE BOOK.

STEP # 5 - MOUNTING THE ENTIRE ASSEMBLY ON THE CAR WITH UNIFORM LUG

TIGHTNESS AND HAND TORQUING THE LUG NUTS TO THE MANUFACTURER'S
SPECIFICATIONS.

Proper procedures with reinstalling the wheels on the vehicle can eliminate wheel rattles. Over tightening the lug nuts can warp brake rotors, causing an unsafe condition when the brakes are applied. Wheels may become warped and mounting holes have become deformed or cracked because of incorrect tightening pressure.

All tightening should be begun by hand, using a torque-limiting impact tool adjusted to the low setting and just making the lug nuts "snug". The proper tightening pattern is 1-3-5-2-4 for a five bolt configuration and 1-3-4-2 for a four bolt configuration. Following this, the tire should be thoroughly cleaned of any manufacturer installed coating on the whitewall of the tires. The wheel cover is then replaced using a rubber hammer.

THESE FIVE STEPS COMPLETE THE ACCUBALANCE PROCESS AND ASSURE
THE CONSUMER OF THE TOTAL RIDE VALUE ASSOCIATED WITH THE NEW
TIRES, ALIGNMENT, STRUTS OR OTHER RIDE-RELATED SERVICE WORK.


PROGRAM ELEMENT # 5 - MONITORING AND MEASURING


SPECIFIC
CONCERN: Assix first identifies actual "opportunity" AGENT sites and then directs the manpower to the place where it will be of maximum benefit to the Agent.
Physical visits by Assix field personnel are replaced by telephonic contact and status reviews.

OBJECTIVES:    To develop a  tracking/trending system to promptly
direct Assix field personnel
to statistically designated "opportunity" AGENT sites.

     To analyze and report usage statistics to all AGENT'S on a continuing periodic basis.

     To analyze and report usage statistics to all levels of Assix management personnel on a continuing periodic basis.

     To make our AGENTS the most effective and profitable marketeers of ride-related products and services within the automobile aftermarket.

     To achieve complete consumer satisfaction for our ride-related products and services.



 C.A.R.D.S./TRACS PROGRAM

     (Consistent, Achievement Reporting Discipline System -.
      Tracking Recording Accounting Control Systems)

     TRAC$ is on AGENT performance control, data collection, profitability analysis reporting system. The system's purpose is three-fold:

1. Collect, analyze and provide AccuBalance performance and trend information to Assix's current AGENT'S on a monthly basis;

2. Track and analyze incoming performance data on Assix's initial implementations on a weekly basis;

3. Provide detail and summary data/analysis to Assix personnel so they can assist their assigned AGENT'S in reaching their agreed objectives.

     The system is primarily designed to spotlight under performing stores but also highlights stores that are well ahead of quota. The system is directed at units made up of stores, districts, regions and also on the national level.


PROGRAM ELEMENT # 6 - SCOPE OF PREVENTATIVE AND REMEDIAL
MAINTENANCE
SERVICE

ASSIX maintains all the Tire Matching System 7000 service property through a field service organization consisting of Service Property Specialists, a 1-800 support telephone network and a dispatching system. Service property service is provided five days per week; Monday through
Friday. Repairs are made on a "best efforts" basis generally not longer than forty-eight (48) hours.
Response time begins when the call is received at by ASSIX Central and the Service Property
Specialist is contacted. It terminates when the problem has been resolved.

All incoming calls are received by the ASSIX Central dispatch team.
An experienced Technical
Support Representative is on hand to attempt to resolve simple problems over the phone directly with the retail unit personnel. This avoids unnecessary delays.
All calls received during a month
are summarized and evaluated to determine areas that may need improvement.

ESCALATION PROCEDURE

Should any problem not be resolved within forty-eight (48) hours, a set of escalation procedures take effect:

If a problem is not resolved within forty-eight (48) hours, the ASSIX Regional Manager is notified by ASSIX Central. The ASSIX Regional Manager begins to assist in taking corrective action.
Should the problem not be resolved within thirty-six (36) hours, the National Service Manager is notified and takes appropriate action as needed. If the problem is not corrected within forty-eight
(48) hours, the National Operations Manager is notified. At that time, the National Operations
Manager will determine the time remaining to resolve the problems will notify the appropriate
Agent management with an estimated time of resolution. At this point, depending upon the severity of the problem, it may become necessary to ship new service property as a major unit replacement (MUR) to the retail unit. This decision will be made by the President of ASSIX
International, Inc.

SERVICE PROPERTY SPECIALIST

Service Property Specialists are trained specifically to maintain and repair the Tire Matching
System 7000 service property.  They are responsible for the entire
Tire Matching System 7000
population in an assigned area. Their responsibilities include but are not limited to:

1.) Performing all repairs on a Tire Matching System 7000 within a forty-eight (48) hour period of time. Communicate with ASSIX Central when a service property will not be repaired within a forty-eight (48) hour period of time. (refer to Escalation
Procedure)

2.)  Maintain a compliment of spare parts in his van.

3.)  Provide additional training in the use of the Tire Matching
System 7000 to any new
employee in the back shop.

4.) Complete call reports on all repairs and visits made to the retail unit and obtain Agent
Management's written acknowledgement of the performance of such service.

5.) Build a positive and professional relationship with all retail unit personnel.

6.)  Read, study and understand all aspects of the Tire Matching
System 7000 and attend
regularly scheduled Service Property training classes conducted by ASSIX International, Inc. at its locations

THE AGENCY RELATIONSHIP

ASSIX Responsibilities

1.   ASSIX will supply each location with the AccuBalance Service
Property in the proper
numbers to adequately deliver the COMPLETE wheel balance. This will be accomplished without the Agent making any capital investment in the service property.

2. ASSIX will install the AccuBalance Service Property when the Agent has located air supply and power outlet within five feet of recommended service property location.

3.   ASSIX will spend time in each retail unit location to train
Agent personnel on the operation
and sales of the AccuBalance Program. This is done by providing an AccuBalance for each employee's car, holding retail unit training meetings and working in the retail unit with all sales and service personnel for up to 4 days or until Agent is satisfied every auto center employee is trained and the program has been installed to meet the Agent's and Assix's objectives.

4. ASSIX will furnish Agent with materials it deems necessary to support the sale of the
AccuBalance COMPLETE WHEEL BALANCE.

5. ASSIX will service the Tire Matching System 7000 service property, including all parts and correct any problems caused by normal wear, through its coordinated service network.

6. ASSIX will retrain new retail unit personnel periodically or as needed to increase
AccuBalance sales to the targeted levels. ASSIX will check periodically on the Agent's service property operating procedures.

7. ASSIX will provide Agent with an analysis of the AccuBalance profit potential within each of their retail units on a monthly basis; during the initial implementation, this will be done weekly.

8. ASSIX will continue the day-to-day follow-up until the mutually agreed, target financial objective for AccuBalance-to-tires-sold is reached. Following this level of achievement, follow-up will be on an as-needed basis.

     The benefits of this program will mean increased revenue and profits, provide a program with no capital outlay, and give the consumer a tangible added value service.

Agent's Responsibilities

  1. Provide a letter from Agent senior management to operating line management of the Agent's retail operations and management indicating support of the implementation of the program.

  2. Provide a letter of introduction from Agent, to Region
Managers, and other management,
indicating the establishment of goals and objectives for the AccuBalance brand of the
COMPLETE WHEEL BALANCE program implementation.

  3. Provide a designated management person with whom ASSIX can coordinate the program; this individual will have the authority to implement actions essential to the program's success.

  4. Provide ASSIX the performance statistics for the AccuBalance brand of the COMPLETE
WHEEL BALANCE program, including number of new tires sold, number of standard balances and number of AccuBalance performed. These will be faxed weekly to 1-800-753-
5444 or telephoned in to 1-800-999-2133 during the trial implementation, so ASSIX and
Agent can monitor sales results. Also, monthly reports will be used for any appropriate fee billings per tire.

  5. Each retail unit will install the proper electrical and air outlets, prior to AccuBalance being installed.

  6. Require all retail unit personnel to attend a training meeting on AccuBalance in each retail unit location. Management attendance is required in all meetings.
The meeting size will be
such that all personnel will have the ability to ask questions, and receive full information concerning the program. A series of special sessions will be held for all persons involved in the actual selling of the AccuBalance service.

  7. All retail unit personnel will receive the AccuBalance brand of the COMPLETE WHEEL
BALANCE during the initial installation period, at no cost to them or to Assix..

  8. Use of AccuBalance identification materials as supplied and directed by ASSIX.

  9. Install the AccuBalance System Combi

10.  Agent shall clearly differentiate between a traditional, standard, basic, old style wheel balance
and the AccuBalance COMPLETE wheel balance.  The warranty for the
AccuBalance shall
be at least 4 times as attractive to the consumer as the warrantee for the traditional, standard,
basic, old style wheel balance.  This means that the warrantee for the "old style" will not
exceed 3,000 miles and the warrantee for the AccuBalance COMPLETE wheel balance
would be between 12,000 and, preferably, 15,000 miles.  In no event shall the warrantee for
the AccuBalance be less than one year.   Eliminate "lifetime
balance" and all forms of "life of
the tire" and "balance at will" warrantees on standard type
balance.*

11. Instruct all tire sales personnel to offer AccuBalance on each selling opportunity, including ride-related services such as alignment, strut sales, etc. in accordance with the selling procedures as agreed by Agent and ASSIX.

12. ASSIX will be notified by Agent when new personnel are hired so additional training can be provided by ASSIX.

Assix reserves the right, upon provision of thirty (30) days advance written notice to Agent, to revise this Exhibit.

* for trade old style, etc. balances

This concludes Exhibit "A"

XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX



EXHIBIT "B"

SERVICE PROPERTY

1.   Combination Matcher/Balance System
2.   Quick Lock Adapter
3.   Rasp T. Handle (1)
4.   #6979-00 Backplated/sleeve (1)
5.   #6080-00 Spring Backplate (1)
6.   #6081-00 Cone #1 (1)
7.   #6082-00 Cone #2 (1)
8.   #6083-00 Cone #3 (1)
9.   #6087-00 Top Plate (1)
10.  #6090-00 Spacer (Large) (1)
11.  #6091-00 Spacer (Small) (1)
12.  #6092-00 Wing Nut (1)
13.  Misc. Mounting Plates/Bolts (4)
14. Miscellaneous advertising materials that Assix considers necessary as printed material, signs, banners, etc

     Assix reserves the right, upon provision of thirty (30) days advance written notice to Agent, to revise this Exhibit..

















     EXHIBIT C

COMPENSATION DUE TO AGENT

GROSS REVENUE FROM PROGRAM LESS ASSIX FEES SHOWN BELOW AS
DUE AND PAYABLE OF THE SPECIFIC SCHEDULE OF INVOICING AS
SET FORTH.

1.   Two months rent due at time of installation  $858.00
     The above fee will be invoiced upon completion of
implementation of the program at the
Agent's location.  Each program includes one piece of service property and other items as
described in Exhibit A.  In the event that more than one program is installed at a single, retail
location, Agent will be billed only one initial fee per month until the total number of initial
fees due for such location are billed.

2.   Monthly Service Fee per Program    $429.00

     The first monthly service fee will be invoiced upon completion of training and installation acceptance and pro-rated at a cost of $14.33 per calendar day remaining in the month after the date of installation acceptance by the Agent.

     Subsequent monthly service fees will be invoiced in advance on approximately the twentieth
(20th) day of the prior month.

3.   Usage Fee per Tire         $.25

     Agent shall pay usage fees only on tires sold upon which an AccuBalance fee was received by Agent. Agent shall not be responsible for a usage fee per tire on any standard balance done on Agent's other tire balancing equipment nor on "no need-no charge" balance checks done on the Assix equipment, unless revenue to Agent results.

     The usage fee will be invoiced on approximately the twentieth day of the month, based on tires serviced during the prior month. Agents will submit to Assix
Central on the last
working day of each month the number of tires serviced with revenue collected under the
Program in such month. In the event this information is not received by Assix within ten
(10) days of the end of the month, the usage fees due shall be estimated by Assix and invoiced accordingly.

4.   Assix may increase the above fees (Initial, Monthly Service
Fee per program and Usage Fee
per tire serviced), upon thirty (30) days prior written notice to Agent following the anniversary date. Any increase will apply on the effective date as specified in such notice.

5.   Invoices shall be due in full upon receipt.

     FOLLOWING THE AGENT BEING CURRENT IN AMOUNTS DUE TO
ASSIX, the balance of all revenues generated by Agent following the payment of all amounts due Assix shall be retained by Agent for its own account as compensation under this agreement.

     Assix reserves the right, upon provision of thirty (30) days advance written notice to Agent, to revise this Exhibit.




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